UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

CHINA XD PLASTICS COMPANY LIMITED
 (Exact name of registrant as specified in its charter)

NEVADA	04-3836208
(State of incorporation or organization)	(I.R.S. Employer Identification No.]

11 Broadway Suite 1004 New York, NY 10004
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form related to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

INFORMATION REQURIED IN REGISTRATION STATEMENT

Item 1.     Description of Registrant’s Securities to be Registered

This registration statement on Form 8-A relates to the registration of common stock, par value $0.0001 per share (the “Common Stock”), China XD Plastics Company Limited, a Nevada corporation (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”). The Common Stock is presently quoted on the OTC Bulletin Board under the symbol “CDXC.”

The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s Articles of Incorporation, as amended (the “Amended Articles”) and Bylaws, as amended (the “Amended Bylaws”), copies of which are incorporated herein by this reference.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue up to 500,000,000 shares of common stock, par value $0.0001 per share. As of November 12, 2009, 40,809,898 shares of common stock are issued and outstanding.  The Company has authorized 7,800,000 shares of common stock for issuance under the Company’s 2009 Stock Option/Stock Issuance Plan (the “Plan”). As of November 12, 2009, 6,101,000 shares of common stock are reserved for issuance upon exercise of options granted under the Plan or to be granted by the Company pursuant to the Plan.

Holders of the Company are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock, par value $0.0001 per share of which 1,000,000 shares has been designated as Series A Convertible Preferred Stock and 1,000,000 shares has been designated Series B Preferred Stock.  As of September 15, 2009, no shares of Series A Preferred Stock are issued and outstanding and 1,000,000 shares of series B preferred stock are issued and outstanding.

Series A Convertible Preferred Stockholders of the Company are not entitled to voting rights in any and all matters including the election of directors. Holders of Series A Convertible Preferred Stock are not entitled to receive any such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock of the Company. In the event of liquidation, dissolution or winding up of the Company, holders of Series A Convertible Preferred Stock shall be entitled to share ratably, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series A Convertible Preferred Stock, in all assets remaining after payment of liabilities. On April 20, 2009 upon the successful increase of the total authorized shares of common stock of the Company, all 1,000,000 shares of issued and outstanding shares of Convertible Series A Preferred Stock were converted into 38,194,072 shares of fully paid and nonassessable shares of common stock of the Company. No shares of Series A Convertible Preferred Stock currently are outstanding and none are being registered hereunder.

Series B Preferred Stockholders of the Company are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. The one million shares of Series B Preferred Stock shall have an aggregate voting power of 40% of the combined voting power of the entire Company’s shares, Common Stock and Preferred Stock as long as the Company is in existence. Holders of Series B Preferred Stock are not entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Series B Preferred Stock shall be entitled to share ratably, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and any other series of Series B Preferred Stock ranking junior to the Series B Preferred Stock, in all assets remaining after payment of liabilities. The holders of Preferred B Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments.

Warrants

The Company issued to its investors relation consultant, warrants to purchase up to 66,667 shares of its common stock. The warrants have a term of two years, are exercisable at $1.50 per share, subject to the usual adjustments for certain corporate events.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Co., Inc. 1981 East 4800 South Suite 100, Salt Lake City, UT  84117. Their phone number is 801-272-9294.

Item 2.     Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation (1)
3.2	Amended and Restated Certificate of Incorporation (1)
3.3	Bylaws (1)
3.4	Amendment to Articles of Incorporation is incorporated by reference from Appendix I of Registrant’s Definitive Information Statement on Schedule 14C filed wit the SEC on March 12, 2009
4.0	Stock Certificate (1)
4.1	2009 Stock Option/Stock Issuance Plan is incorporated by reference from Registrant’s Statement of Form S-8 filed with the SEC on May 29, 2009
10.1	Designation Certificate of Series A Preferred Stock (2)
10.2	Designation Certificate of Series B Preferred Stock (2)

(1)	Filed as an exhibit to the Company’s registration statement on Form SB-2, as filed with the Securities and Exchange Commission on May 12, 2006, and incorporated herein by this reference.

(2)	Filed as an exhibit to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on December 31, 2008, and incorporated herein by this reference.

SIGNATURE

Pursuant to the requireme4nts of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

China XD Plastic Company Limited

	By:	/s/ Jie Han
Jie Han
President and CEO
Date: November 13, 2009